UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  07/19/2007

NUTRI SYSTEM INC DE
(Exact name of registrant as specified in its charter)

Commission File Number:  0-28551

DE	23-3012204
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

300 Welsh Road, Building 1, Suite 100, Horsham, PA 19044
(Address of principal executive offices, including zip code)

215 706 5302
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Information to be included in the report

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On July 19, 2007, Michael F. Devine, III, was appointed to the Board of Directors of NutriSystem, Inc. as an independent director. Mr. Devine will serve on the Audit Committee of the Board. As compensation for service as a director, Mr. Devine will receive the established compensation for non-employee directors. For Mr. Devine this consists of (a) a director retainer fee of $20,000 per year, payable quarterly in arrears; (b) an Audit Committee member retainer fee of $5,000 per year payable quarterly in arrears; (c) a one-time grant as a new director on July 19, 2007, of 1,453 restricted common shares, vesting one-third each year for three years; and (d) an annual grant of restricted common shares with a value of $25,000, which are fully vested but restricted from sale for one year from the grant date.

Mr. Devine has been the Senior Vice President and Chief Financial Officer of Coach, Inc., a leading marketer of modern classic American accessories, since December 2001. Prior to joining Coach, Mr. Devine served from 2000 to 2001, as Executive Vice President and Chief Financial Officer of Mothers Work, Inc., the world's largest designer, manufacturer and retailer of maternity apparel. Mr. Devine holds a Bachelor of Science degree in Finance & Marketing from Boston College and an MBA from The Wharton School.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NUTRI SYSTEM INC DE

Date: July 20, 2007	By:	/s/ James D Browm
James D Browm
Executive Vice President and CFO